Exhibit 99.1
CONTACT: ERIK G. BIRKERTS
Chief Operating Officer
Orion Energy Systems
(920) 482-1924
Victoria Paris
FD Ashton Partners
(312) 553-6715
Orion Energy Systems, Inc. Announces Fiscal 2009 Third Quarter Results
PLYMOUTH, WI, February 3, 2009 — Orion Energy Systems, Inc. (NASDAQ: OESX), a leading provider of energy management systems to the commercial and industrial sectors, today announced financial results for its fiscal 2009 third quarter ended December 31, 2008.
“We reported solid results for the third quarter of fiscal 2009 despite an increasingly difficult operating environment. During the quarter, we continued to see meaningful customer wins by both Orion’s direct sales team and Orion’s partner network, the successful completion of various scheduled projects for national account customers, and profitability improvements through reductions in discretionary corporate spending and other efficiencies,” commented Neal Verfuerth, CEO of Orion Energy Systems. “While we are realistic with regard to the challenges we may face in the coming year, we remain confident in our business model as it delivered profits, positive cash flows and near record revenues for the quarter. Revenues in this difficult quarter were just shy of Orion’s historic high water mark seen last year during healthier economic times.”
Mr. Verfuerth concluded, “As of December 31, we had $49 million in cash and short-term investments and nominal debt on our balance sheet. Orion’s financial strength and flexibility, combined with our people and products, will allow us to aggressively provide impactful and economically sound solutions to the energy and sustainability challenges facing both corporate customers and the electrical grid.”
Fiscal 2009 Third Quarter Results
Revenue. Total revenue for the quarter was $22.4 million compared to $23.3 million for the fiscal 2008 third quarter, representing a decrease of 4%. Third quarter revenues reflected a sequential improvement of 19%, or $3.6 million, over the second quarter of fiscal 2009.
Gross Profit. Gross profit for the quarter was $7.4 million compared to $8.3 million for the fiscal 2008 third quarter, representing a decrease of 11%. Third quarter gross profit reflected a sequential improvement of 17.5% over the $6.3 million of gross profit reported for the second quarter of fiscal 2009.
Operating Expenses. Total operating expenses for the quarter were $5.5 million (24.6% of total revenue) compared to $6.0 million (25.8% of total revenue) for the fiscal 2008 third quarter, representing a decrease of 8%. Third quarter operating expenses also reflected improvement compared to the $6.0 million of operating expenses (32% of total revenue) reported in the second quarter of fiscal 2009.
Income from Operations. Income from operations for the fiscal 2009 third quarter was $1.9 million (8.5% of total revenue) compared to operating income of $2.3 million (9.9% of total revenue) for the fiscal 2008 third quarter, representing a decrease of 17%. However, third quarter operating income reflected improvement compared to the $298 thousand operating income (2% of total revenue) reported in the second quarter of fiscal 2009.
Net Income. Net income for the quarter was $1.2 million compared to $1.2 million for the fiscal 2008 third quarter. Earnings per diluted share were $0.04 for the quarter compared to $0.05 for the fiscal 2008 third quarter. Net income results for the quarter reflected sequential improvement compared to the $453 thousand of net income reported in the second quarter of fiscal 2009.
Results for the Nine Months Ended December 31, 2008
Revenue. Total revenue for the nine months ended December 31, 2008, was $57.2 million compared to $58.4 million for the same prior year period, representing a decrease of 2%.
Gross Profit. Gross profit for the nine months ended December 31, 2008, was $19.0 million compared to $20.2 million for the same prior year period, representing a decrease of 6%.
Operating Expenses. Total operating expenses for the nine months ended December 31, 2008, were $17.2 million compared to $14.4 million for the same prior year period, an increase of 19%.
Income from Operations. Income from operations for the nine months ended December 31, 2008, was $1.7 million compared to operating income of $5.8 million for the same prior year period, representing a decrease of 71%.
Net Income. Net income for the nine months ended December 31, 2008, was $1.6 million compared to $3.0 million for the same prior year period, representing a decrease of 46%. Earnings per diluted share were $0.06 for the nine months ended December 31, 2008, compared to $0.14 for the same prior year period.
Business Highlights
•	Deployed energy management systems in 344 facilities in the third quarter of fiscal 2009, representing over 55 million square feet retrofitted, and bringing Orion’s installed base to 4,387 facilities.[1] This compares favorably to the 301 facilities and 49 million square feet retrofitted in the second quarter of fiscal 2009.

[1]	Orion’s total installed base of 4,387 reflects a downward adjustment of 7 due to removal of duplicate records from historical data.

•	Since December 2001, the company has benefited its customers and the environment as follows:

Cumulative From December 1, 2001
Through December 31, 2008
High intensity fluorescent (HIF) systems sold	1,419,428
Total units sold (including HIF)	1,825,091
Customer kilowatt demand reduction	423,000
Customer kilowatt hours saved	6,683,363,511
Customer electricity costs saved	$514,618,900
Indirect carbon dioxide emission reductions from customers’ energy savings (tons)	4,389,332 [2]
Square footage retrofitted	725,678,664
•	Secured ten new Orion Virtual Power Plant™ negawatt supply agreements during the third quarter, representing gross income streams of $780 thousand. Orion had 27.5 million kWh of negawatts under 12 supply agreements as of December 31, 2008.
•	Witnessed continued performance by Orion’s VAR partner network. Sales to VAR partners for the nine months ended December 31, 2008, exceeded prior year sales for the same period by 47%.
•	Added 51 new contractor partners during the third quarter, bringing the total network of contractor partners who have conducted business on a recurring basis with Orion to over 370 as of December 31, 2008. Sales to contractor partners for the nine months ended December 31, 2008, exceeded prior year sales for the same period by 75%.
•	Awarded the prestigious Platts Global Energy Award for Sustainable Technology Innovation of the Year, recognizing Orion’s integrated energy management system as “the single most innovative technology advance in the area of green technology.”
•	Granted approval by the New Jersey Board of Public Utilities to deploy, in partnership with Public Service Electric & Gas Company (PSE&G) and General Electric, Orion’s integrated lighting system as a capacity solution in the port region of New Jersey. Under the program, PSE&G will provide financial incentive to reduce the simple pay-back period for Orion’s integrated system, which includes wireless InteLite™ controls and Apollo Solar Light Pipes™, to two years.
•	Received Sysco Corporation’s prestigious Facilities Supplier of the Year award. This is the second straight year Orion has received this recognition, testament to the high value Orion’s solutions provide to its customers.
•	Repurchased over 3.8 million shares of outstanding common stock during the third quarter as part of the $30 million share repurchase program originally approved by Orion’s Board of

[2]	Emissions rate reflects recent revision of EGRID database (EGRID2007 Version 1.0 – October 2008); without revision emissions would have totaled 4,554,716 tons

Directors on July 17, 2008 and supplemented with additional repurchase authorization on December 15, 2008. Orion has repurchased a total of 5.3 million shares at an average price of $4.27 as of December 31, 2008.
Recent Developments
•	Orion announced on January 7, 2009, that its Board of Directors adopted a shareholder rights agreement, with the issuance of rights under the agreement taking place on February 15, 2009 to shareholders of record as of the close of business on February 1, 2009.
Full-Year Fiscal 2009 Outlook
Orion is re-affirming its annual revenue guidance range of 0% to 9% year-over-year revenue growth. Total revenue for fiscal 2009 is forecasted to be between $81 million and $88 million, with the expectation that fiscal 2009 total revenue will likely be close to the bottom end of this estimated range. Orion is also re-affirming its annual earnings guidance with earnings per share for fiscal 2009 estimated to be between $0.06 and $0.11 per diluted share.
Conference Call
Orion will host a conference call on Tuesday, February 3, at 5:30 p.m. Eastern (4:30 p.m. Central/2:30 p.m. Pacific) to discuss details regarding its second quarter performance. Domestic callers may access the earnings conference call by dialing 877-741-4251 (International callers, dial 719-325-4754). Investors and other interested parties may also go to the Investor Relations section of Orion’s website at http://investor.oriones.com/events.cfm for a live webcast of the conference call. To ensure a timely connection, it is recommended that users register at least 15 minutes prior to the scheduled webcast.
Orion Energy Systems, Inc. (Nasdaq: OESX) is a leading power technology enterprise that designs, manufactures and implements energy management systems, consisting primarily of high-performance, energy efficient lighting systems and controls and related services, for commercial and industrial customers without compromising their quantity or quality of light.
Safe Harbor Statement
Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements will include words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or words of similar import. Similarly, statements that describe future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause results to differ materially from those expected, including, but not limited to, the following: (i) further deterioration of market conditions; (ii) Orion’s ability to compete in a highly competitive market and its ability to respond successfully to market competition; (iii) increasing duration of customer sales cycles; (iv) the market acceptance of Orion’s products and services, including the Orion Virtual Power Plant; (v) price fluctuations, shortages or interruptions of component supplies and raw materials used to manufacture Orion’s products; (vi) loss of one or more key customers or suppliers; (vii) a reduction in the price of electricity; (viii) the cost to comply with, and the effects of, any current and future government regulations, laws and policies; (ix) increased competition from government subsidiaries and utility incentive programs; (x) dependence on customers’ capital budgets for sales of products and services; (xi)

Orion’s ability to effectively manage its anticipated growth; and (xii) potential warranty claims. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and Orion undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, which are available at http://www.sec.gov or at http://www.oriones.com in the Investor Relations section of our website.
* *

ORION ENERGY SYSTEMS, INC. AND SUBSIDIARIES
SELECTED FINANCIAL INFORMATION
(in thousands, except share and per share amounts)
Condensed Consolidated Statements of Operations
for the Three and Nine Months ended December 31, 2007 and 2008
(unaudited)

	Three months ended		Nine months ended
	December 31,		December 31,
	2007	2008	2007	2008
Revenue	$23,311	$22,375	$58,437	$57,241
Cost of revenue	15,057	14,955	38,258	38,289

Gross profit	8,254	7,420	20,179	18,952
Operating expenses:
General and administrative	3,288	2,438	6,766	7,946
Sales and marketing	2,260	2,741	6,309	8,164
Research and development	454	347	1,334	1,138

Total operating expenses	6,002	5,526	14,409	17,248

Income from operations	2,252	1,894	5,770	1,704
Other income (expense):
Interest expense	(648)	(33)	(1,272)	(141)
Dividend and interest income	286	325	480	1,492

Total other income (expense)	(362)	292	(792)	1,351

Income before income tax	1,890	2,186	4,978	3,055
Income tax expense	737	1,032	2,023	1,414

Net income	1,153	1,154	2,955	1,641
Accretion of redeemable preferred stock and preferred stock dividends	(75)	—	(225)	—
Participation rights of preferred stock in undistributed earnings	(264)	—	(775)	—

Net income attributable to common shareholders	$814	$1,154	$1,955	$1,641

Basic net income per share attributable to common shareholders	$0.06	$0.05	$0.17	$0.06
Weighted-average common shares outstanding	13,889,162	25,203,827	11,774,702	26,398,338
Diluted net income per share attributable to common shareholders	$0.05	$0.04	$0.14	$0.06
Weighted-average common shares and share equivalents outstanding	22,858,230	26,414,750	20,752,432	28,710,765

Supplemental information:
FAS 123R compensation expense
Cost of revenue	$24	$68	$68	$198
General and administrative	185	121	565	546
Sales and marketing	157	157	267	428
Research and development	13	12	29	32

Total	$379	$358	$929	$1,204

Condensed Consolidated Balance Sheets
As of March 31, 2008 and December 31, 2008 (unaudited)

	March 31, 2008	December 31, 2008
Cash and cash equivalents	$78,312	$24,175
Short term investments	2,404	24,692
Accounts Receivable	17,666	19,144
Inventories	16,789	18,592
Current assets	116,896	89,617
Property and equipment, net	11,539	20,949
Total assets	130,702	113,288
Accounts Payable	7,521	8,963
Current liabilities	12,606	12,445
Long term debt	4,473	3,813
Total shareholders’ equity	113,190	96,601
Condensed Consolidated Statements of Cash Flows
For the Nine Months ended December 31, 2007 and 2008
(unaudited)

	Nine months ended December 31,
	2007	2008
Cash used in operating activities	$(2,115)	$(468)
Cash used in investing activities	(1,821)	(33,491)
Cash provided by (used in) financing activities	86,946	(20,178)

Net increase (decrease) in cash and cash equivalents	$83,010	$(54,137)